                                                                                    Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER 2006 FINANCIAL RESULTS

Declares $0.60 per Share Dividend for Q2 2006

New York, New York, August 2, 2006 - Genco Shipping & Trading Limited (NASDAQ:GSTL) today reported its financial results for the three months and six months ended June 30, 2006.

The following financial review discusses the results for the three months ended June 30, 2006 and June 30, 2005, and for the six months ended June 30, 2006 and June 30, 2005.

Second Quarter 2006 Highlights

•	Declared a $0.60 per share dividend payable on or about August 31, 2006 to all shareholders of record as at August 17, 2006 based on Q2 2006 results;

•
Recorded net income of $17.5 million, or $0.69 basic earnings per share, in Q2 2006 and net income of $15.8 million, or $0.63 basic earnings per share, excluding the unrealized gain from our forward interest rate swap agreements;

•	Paid a $0.60 per share dividend on May 26, 2006 based on Q1 2006 results;

•	Increased our time charter coverage for 2006 by renewing time charters for our five Handysize vessels currently on charter with Lauritzen Bulkers A/S;

•	Negotiated an increase in our revolving credit facility to $550 million from $450 million; and

•	Agreed on July 10, 2006, to acquire three drybulk (one Handymax and two Panamax) vessels from affiliates of Franco Compania Naviera S.A., for an aggregate purchase price of $81.25 million.

Financial Review: 2006 Second Quarter

The Company recorded net income of $17.5 million or $0.69 basic and diluted earnings per share for the three months ended June 30, 2006. Comparatively, for the three months ended June 30, 2005 net income was $15.6 million or $1.16 basic and diluted earnings per share. Included in net income for the second quarter of 2006 is $1.7 million of income from financial derivatives, related to our two forward interest rate swap instruments as described below under “Forward Interest Rate Swap Agreements”. Excluding the unrealized gain on financial derivatives, net income for the second quarter of 2006 was $15.8 million, or $0.63 basic earnings per share and $0.62 diluted earnings per share. EBITDA was $26.1 million for the three months ended June 30, 2006 versus $25.1 million for the three months ended June 30, 2005.

Robert Gerald Buchanan, President, commented, “During the second quarter, we continued to benefit from our significant time charter coverage at above market rates during a time in which we took steps to increase our coverage for both 2006 and 2007. The five contracts that we renewed with Lauritzen Bulkers A/S were signed at favorable rates that bode well for the Company to further our relationship with a leading charterer and continue to implement our dividend policy. Going forward, our strategy remains focused on distributing dividends to shareholders while continuing to grow our fleet as we recently did with the purchase of three drybulk vessels. With a fleet of quality drybulk vessels that have an average age that is markedly below the industry average, Genco is in a strong position to satisfy the drybulk transportation needs of top charterers.”

Genco Shipping & Trading Limited recorded revenues of $32.3 million for the three months ended June 30, 2006 versus $31.0 for the three months ended June 30, 2005, a 4.2% increase primarily due to the operation of a larger fleet.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased slightly to $20,315 per day for the three months ended June 30, 2006 compared to $21,648 for the three months ended June 30, 2005. The decrease was due mostly to higher charter rates achieved in the second quarter of 2005 versus the second quarter of 2006 for the Genco Leader, which is subject to fluctuations of the spot market. Additionally, during the second quarter of 2006, the Genco Muse underwent engine repairs which resulted in performance-related claims equating to 11.2 days

Total operating expenses increased to $15.0 million for the three months ended June 30, 2006 from $11.5 million for the three-month period ended June 30, 2005. Vessel operating expenses grew to $4.7 million for the three months ended June 30, 2006 compared to $3.4 million for the three-month period ended June 30, 2005 due to the operation of a larger fleet. General and administrative expenses increased to $2.3 million from $0.9 million during the comparative periods primarily due to the expansion of our fleet during 2005 and costs associated with operating as a publicly traded company. Management fees were $0.3 million for the three months ended June 30, 2006 and $0.5 million for the three months ended June 30, 2005 and relate to fees paid to our independent technical manager.

Daily vessel operating expenses rose to $3,042 per vessel day during the second quarter of 2006 from $2,465 for the same quarter last year. As the second quarter of 2005 was our initial period of operations for the majority of our fleet, we believe the three-month period ended June 30, 2006 is more reflective of our daily vessel operating expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period and will vary on a quarter to quarter basis. For the quarter ended June 30, 2006, daily vessel operating expenses for our fleet remained below the $3,184 budgeted by the Company and our technical manager for the 12-month period of 2006.

Financial Review: First Half 2006

Net income was $34.1 million or $1.35 basic and diluted earnings per share, for the six months ended June 30, 2006 compared to $27.0 million, or $2.00 basic and diluted earnings per share for the six months ended June 30, 2005. Revenues increased 24.1% to $64.9 million for the six months ended June 30, 2006 compared to $52.3 million for the six months ended June 30, 2005. EBITDA was $51.1 million for the six months ended June 30, 2006 versus $43.0 for the six months ended June 30, 2005. TCE rates obtained by the Company decreased 3.9% to $20,500 per day for the six months ended June 30, 2006 from $21,339 for the same period in 2005. Total operating expenses were $29.8 million for the six months ended June 30, 2006 compared to $19.0 for the six months ended June 30, 2005, and daily vessel operating expenses per vessel were $3,011 versus $2,289 for the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2006 and 2005 was $44.6 and $38.5 million, respectively. The increase was primarily due to higher net income in the six months ended June 30, 2006 due the operation of a larger fleet. Net cash from operating activities for the six months ended June 30, 2006 was primarily a result of recorded net income of $34.1 million, and depreciation and amortization charges of $13.0 million. For the six months ended June 30, 2005, net cash provided from operating activities was primarily a result of recorded net income of $27.0 million and depreciation and amortization charges of $9.7 million.

During the six months ended June 30, 2005, the Company acquired a large portion of its fleet. As a result, net cash used in investing activities declined to $1.0 million from $232.5 million for the six months ended June 30, 2006 and 2005, respectively. For the six months ended June 30, 2006, the cash used in investing activities related primarily to the purchase of fixed assets associated with the Company’s office and vessel equipment. For the six months ended June 30, 2005, the cash used in investing activities related solely to the acquisition of vessels.

Net cash (used in) provided by financing activities for the six months ended June 30, 2006 and 2005 was ($30.6) and $212.8 million, respectively. For the six months ended June 30, 2006, net cash used by financing activities consisted primarily of payment of cash dividends of $30.5 million. For the six months ended June 30, 2005, the primary sources of net cash provided by financing activities were proceeds of $231.2 from the Original Credit Facility to fund vessel acquisitions.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our current fleet consists of five Panamax drybulk carriers, seven Handymax drybulk carriers and five Handysize drybulk carriers. Additionally, on July 10, 2006, we agreed to acquire three drybulk vessels (one Handymax and two Panamax) from affiliates of Franco Compania Naviera S.A., for an aggregate purchase price of $81.25 million. We will use the proceeds of our revolving credit facility to fund the purchase price.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate our drydocking costs for our fleet for the last six months of 2006 and the full year of 2007 to be:

	Second Half 2006	2007
Estimated Costs (1)	$2.0 million	$4.5 million
Estimated Offhire Days (2)	100	260

(1) Estimates are based on our budgeted cost of drydocking our vessels in China (except with respect to one vessel which is currently expected to be drydocked in the US in the third quarter of 2006). Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel. Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Trader and the Genco Marine completed their drydockings during the first half of 2006, at a cost of $0.29 million and $0.68 million, respectively. The Genco Marine exceeded its initial budget due to the vessel drydocking in Portugal versus China.

We expect three vessels to drydock in the third quarter of 2006 and estimate an additional two vessels will drydock in the fourth quarter of 2006. We have increased our budgets put forward at the beginning of 2006 due to higher costs related to drydocking materials, including paint supplies, and the drydocking of the three newly acquired vessels in 2007.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(Dollars in thousands, except share data)		(Dollars in thousands, except share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$32,303	$30,950	$64,875	$52,349

Operating expenses:
Voyage expenses	1,060	1,020	2,164	1,910
Vessel operating expenses	4,706	3,417	9,265	5,432
General and administrative expenses	2,304	933	4,753	1,193
Management fees	347	478	694	809
Depreciation and amortization	6,540	5,670	12,957	9,651
Total operating expenses	14,957	11,518	29,833	18,995

Operating income	17,346	19,432	35,042	33,354

Other income (expense):
Income from derivative instruments	1,721	-	2,197	-
Interest income	684	183	1,253	266
Interest expense	(2,229)	(3,998)	(4,392)	(6,618)
Other income (expense):	176	(3,815)	(942)	(6,352)

Net income	$17,522	$15,617	$34,100	$27,002

Earnings per share - basic	$0.69	$1.16	$1.35	$2.00

Earnings per share - diluted	$0.69	$1.16	$1.35	$2.00

Weighted average shares outstanding - basic	25,263,481	13,500,000	25,261,750	13,500,000

Weighted average shares outstanding - diluted	25,337,024	13,500,000	25,320,826	13,500,000

			June 30, 2006	December 31, 2005
BALANCE SHEET DATA:			(unaudited )
Cash			$59,962	$46,912
Current assets, including cash			64,311	49,705
Total assets			500,963	489,958
Current liabilities, including current portion of long-term debt			5,891	5,978
Total long-term debt, including current portion			130,683	130,683
Shareholders' equity			359,420	348,242

			Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
			(unaudited)

Net cash provided by operating activities			$44,626	$38,470
Net cash used in investing activities			(1,020)	(232,479)
Net cash (used in) provided by financing activities			(30,556)	212,800

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	17	16	17	16
Average number of vessels (1)	17.0	15.2	17.0	13.1
Total ownership days for fleet (2)	1,547	1,386	3,077	2,373
Total available days for fleet (3)	1,538	1,383	3,059	2,364
Total operating days for fleet (4)	1,522	1,372	3,039	2,346
Fleet utilization (5)	99.0%	99.2%	99.3%	99.2%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$20,315	$21,648	$20,500	$21,339
Daily vessel operating expenses per vessel (7)	3,042	2,465	3,011	2,289

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income	$17,522	$15,617	$34,100	$27,002
+ Net interest expense	1,545	3,815	3,139	6,352
+ Depreciation and amortization	6,540	5,670	12,957	9,651
+ Amortization of value of time charter acquired	461	-	917	-
EBITDA(8)	26,068	25,102	51,113	43,005

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our revenues (net of voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, and amortization of the value of time charter acquired. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating monthly internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.

Genco Shipping & Trading Limited’s Fleet

As of June 30, 2006, Genco Shipping & Trading Limited’s fleet consisted of five Panamax, seven Handymax and five Handysize drybulk carriers, with a total carrying capacity of approximately 839,000 deadweight tons, or dwt. On July 10, 2006, we agreed to acquire three drybulk vessels from affiliates of Franco Compania Naviera S.A. for an aggregate purchase price of $81.25 million. The acquisition is subject to customary closing conditions and the vessels are expected to be delivered between August and November of 2006. Assuming the acquisition of the three vessels, Genco Shipping & Trading Limited will own a fleet of 20 drybulk vessels, consisting of seven Panamax, eight Handymax and five Handysize vessels, with a combined carrying capacity of approximately 1,029,000 dwt.

The average age of the Company’s fleet as of June 30, 2006 was 9.0 years. Fifteen of the 17 vessels in our fleet are on long-term time charters with an average remaining life of 0.8 years as of June 30, 2006.

	Vessel	Vessel Type	Expiration Date(1)	Time Charter Rates (2)
1	Genco Beauty	Panamax	February 2007	$29,000
2	Genco Knight	Panamax	February 2007	$29,000
3	Genco Leader	Panamax	Spot(3)	N/A
4	Genco Trader	Panamax	Spot(3)	N/A
5	Genco Vigour	Panamax	December 2006	$29,000
6	Genco Muse	Handymax	September 2007	$26,500 (4)
7	Genco Marine	Handymax	March 2007	$18,000 (5)
8	Genco Prosperity	Handymax	March 2007	$23,000
9	Genco Carrier	Handymax	December 2006	$24,000
10	Genco Wisdom	Handymax	January 2007	$24,000
11	Genco Success	Handymax	January 2007	$23,850
12	Genco Glory	Handymax	December 2006	$18,250
13	Genco Explorer	Handysize	August 2006	$17,250
			July 2007	$13,500 (6)
14	Genco Pioneer	Handysize	September 2006	$17,250
			August 2007	$13,500 (6)
15	Genco Progress	Handysize	September 2006	$17,250 (7)
			August 2007	$13,500 (6)
16	Genco Reliance	Handysize	August 2006	$17,250
			July 2007	$13,500 (6)
17	Genco Sugar	Handysize	August 2006	$17,250
			July 2007	$13,500 (6)
18	Genco Acheron (8)	Panamax	To be determined	To be determined
19	Genco Surprise (8)	Panamax	To be determined	To be determined
20	Genco Commander (8)	Handymax	To be determined	To be determined

(1) The dates presented on this table represent the earliest dates that our charters may be terminated. Except with respect to the Genco Trader and Genco Leader charters, under the terms of the contracts, charterers are entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2) Time charter rates presented are the gross daily charterhire rates before the payments of brokerage commissions ranging from 1.25% to 5% to unaffiliated third parties. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents' fees and canal dues.
(3) The Genco Trader and Genco Leader entered into the Baumarine Pool arrangement in December 2005 and February 2006, respectively.
(4) Since this vessel was acquired with an existing time charter at an above market rate, the Company allocates the purchase price between the vessel and a deferred asset for the value assigned to the above market charterhire. This deferred asset is amortized as a reduction to voyage revenues over the remaining term of the charter, resulting in a daily rate of approximately $21,500 recognized as revenue. For cash flow purposes, the Company will continue to receive $26,500 per day less commissions.

(5) The time charter rate was $26,000 until March 2006 and $18,000 thereafter. For purposes of revenue recognition, the charter contract is reflected on a straight-line basis in accordance with GAAP.
(6) The company intends to extend the time charters with Lauritzen for an additional eleven to thirteen months at a rate of $13,500 per day per vessel less a 1.25% third party brokerage commission.
(7) The time charter rate was $21,560 through March 2005 and $17,250 thereafter. For purposes of revenue recognition, the charter contract is reflected on a straight-line basis in accordance with GAAP.
(8) On July 10, 2006 Genco Shipping & Trading Limited agreed to acquire three drybulk vessels from affiliates of Franco Compania Naviera S.A. The acquisition is subject to customary closing conditions and the vessels are expected to be delivered between August and November of 2006.

Q2 2006 Dividend Announcement

The Company’s Board of Directors declared a second quarter 2006 dividend of $0.60 per share payable on or about August 31, 2006 to all shareholders of record as at August 17, 2006. As previously announced, the Company plans to declare quarterly dividends to shareholders by each February, May, August and November, in amounts substantially equal to its available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves the Board of Directors determines the Company should maintain. These reserves may cover, among other things: drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. The Q2 2006 dividend of $0.60 equates to an annualized yield of 12% based on the closing price of Genco Shipping & Trading’s common stock as of August 1, 2006 at $19.99.

John C. Wobensmith, Chief Financial Officer, commented, “The second quarter marks the fourth consecutive period in which we have exceeded our target dividend rate since going public last year. We are pleased to continue to meet this important goal during a time in which we increased our fleet 23 percent on a tonnage basis without accessing the equity markets. Genco’s ongoing success in expanding its fleet is a direct result of our financial strength, highlighted by our $550 million revolving credit facility of which we anticipate $338 million will remain undrawn upon the closing of the recently announced vessel acquisitions. As we did with the three vessels we recently agreed to acquire, we will continue to look for opportunities to consolidate the industry in a manner that is consistent with our focus on earnings and cash flow accretion along with return on capital.”

Forward Interest Rate Swap Agreements

The Company, on March 24, 2006, entered into a forward interest rate swap, with a notional amount of $50 million and has a fixed interest rate on the notional amount of 5.075% from January 2, 2008 through January 2, 2013. The change in the value of this swap and the rate differential to be paid or received for this swap agreement is recognized as a component of other income (expense).

The Company, on March 29, 2006, entered into a forward interest rate swap with a notional amount of $50 million and has a fixed interest rate on the notional amount of 5.25% from January 2, 2007 through January 2, 2014. The change in the value of this swap and the rate differential to be paid or received for this swap agreement is recognized as a component of other income (expense).

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Assuming the acquisition of the three vessels, Genco Shipping & Trading Limited will own a fleet of 20 drybulk vessels, consisting of seven Panamax, eight Handymax and five Handysize vessels, with a carrying capacity of approximately 1,029,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on August 3, 2006 at 8:30 a.m. Eastern Time to discuss its 2006 second quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (800) 946-0786 or (719) 457-2662 and enter passcode 3414752. A replay of the conference call can also be accessed until August 17, 2006 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 3414752. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the fulfillment of the closing conditions under the Company’s agreement to acquire the three drybulk vessels; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K. Our ability to pay dividends in any period will depend upon factors including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.